Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Independent Auditors’ Report dated May 7, 2008 regarding the balance sheets of Gateway Pacific Bancorp (In Organization) as of December 31, 2007 and 2006, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the two years ended December 31, 2007, in the Registration Statement (Pre-Effective Amendment No. 2 to Form S-1) and Prospectus, and to the use of our name as it appears under the caption “experts.”

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

February 3, 2009